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EXHIBIT 3.1


                                                        FILED 10/25/2007
                                                        SECRETARY OF STATE
                                                        STATE OF NEVADA

                            ARTICLES OF INCORPORATION
                                       OF
                             FRANKLIN WIRELESS CORP.

      The undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the general corporation laws of the State of Nevada, does make and file these Articles declaring and certifying that the facts herein stated are true.

                                 ARTICLE I: NAME

      The name of the corporation shall be "Franklin Wireless Corp."

                                ARTICLE II: TERM

      The term of the corporation shall be perpetual.

                 ARTICLE III: RESIDENT AGENT & REGISTERED OFFICE

      The registered agent for service of process is GKL Resident Agents/Filings, Inc., 1000 East William Street, Suite 204, Carson City, NV 89701. The corporation may maintain offices for the transaction of any business at such places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held, outside the State of Nevada with the same effect as if within the State of Nevada.

                            ARTICLE IV: CAPITAL STOCK

      The amount of the total authorized capital stock of the corporation Fifty Million (50,000,000) shares of Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $.001 per share. The characteristics distinguishing Preferred Stock from Common Stock shall be described in a resolution or resolutions of the Board of Directors adopted prior to issuance of any Preferred Stock. All stock shall be fully paid and nonassessable, and shall be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock and Preferred Stock in one or more series, at such price and in such number of each series as may be stated in the resolution(s) adopted by the Board. No stockholder of the corporation shall have preemptive rights.

                          ARTICLE V: BOARD OF DIRECTORS

      The Board of Directors shall initially be comprised of four members. The specific number of directors may from time to time be increased or decreased in accordance with the bylaws of the corporation; provided, however, that the number of directors shall in no event be less than one nor more than fifteen. The initial directors, and their addresses, are as follows:


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      Name                 Address
      ----                 -------

      OC Kim               9823 Pacific Heights Blvd. Suite J
                           San Diego, Ca 92121

      Gary Nelson          9823 Pacific Heights Blvd. Suite J
                           San Diego, Ca 92121

      David Kim            9823 Pacific Heights Blvd. Suite J
                           San Diego, Ca 92121

      Taejin Kim           9823 Pacific Heights Blvd. Suite J
                           San Diego, Ca 92121

      No stockholder of the corporation shall be entitled to cumulative voting of his or her shares for the election of directors or otherwise.

                 ARTICLE VI: DIRECTORS' AND OFFICERS' LIABILITY

      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted under the Nevada Revised Statutes, as amended or supplemented ("NRS"). No amendment or repeal of this Article VI shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

                             ARTICLE VII: INDEMNITY

      The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Corporation, or served at the request of the Corporation as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the NRS as the same exists or hereafter may be amended. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any bylaw, agreement, vote of directors or stockholders or otherwise.

                       ARTICLE VIII: REPEAL AND CONFLICTS

      Any repeal or modification of Articles VI or VII above approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Articles VI or VII and any other Article of the corporation's Articles of Incorporation, the terms and provisions of Articles VI or VII shall control.

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                              ARTICLE IX: AMENDMENT

      This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner provided by statute, and all rights conferred upon the stockholders are granted subject to the foregoing reservation.

                          ARTICLE X: ADDITIONAL POWERS

      10.1 Subject to the limitations and exceptions, if any, contained in the bylaws of the Corporation (the "Bylaws"), the Bylaws may be adopted, amended or repealed by the Board.

      10.2 Elections of directors need not be by written ballot.

      10.3 Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Nevada at such location as may be designated by the Board or in the Bylaws.

      IN WITNESS WHEREOF, these Articles of Incorporation have been duly executed this 24th day of October, 2007.

                                        /s/ Robert J. Zepfel
                                        --------------------
                                        Robert J. Zepfel, Incorporator
                                        500 Newport Center Drive, Suite 580
                                        Newport Beach, CA 92660


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